Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection linked to the shares of Market Vectors Gold Miners ETF®	$4,398,990	$313.65
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Amendment No. 1 dated May 27, 2010† to PRICING SUPPLEMENT dated May 25, 2010 (To Prospectus dated January 13, 2009 and Product Supplement dated April 15, 2010)

UBS AG $4,398,990 Autocallable Optimization Securities with Contingent Protection

Linked to the shares of Market Vectors Gold Miners ETF® due June 1, 2011

Investment Description

UBS AG Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the shares of Market Vectors Gold Miners ETF® (the “underlying equity”). The underlying equity is an exchange traded fund designed and intended to track the performance of the NYSE Arca Gold Miners Index by investing its assets in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. The Securities are designed for investors who believe that the price of the underlying equity will increase during the term of the Securities. The Securities will be called automatically if the underlying equity closes at or above the Starting Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Starting Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the Starting Price. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates

Trade Date	May 25, 2010
Settlement Date	May 28, 2010
Final Valuation Date*	May 25, 2011
Maturity Date*	June 1, 2011
*	Subject to postponement in the event of a market disruption event, as described in the Autocallable Optimization Securities with Contingent Protection product supplement.

Security Offering

These terms relate to Securities linked to the performance of the shares of Market Vectors Gold Miners ETF®. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return rate*	Starting Price	Trigger Price	CUSIP	ISIN
Shares of Market Vectors Gold Miners ETF®	29.50%	$48.95	$34.27, which is 70% of the Starting Price	90267C326	US90267C3262
*	Annualized. If the Securities are called, your Call Return will vary depending on the Observation Date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated April 15, 2010, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-12 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

†	This amended pricing supplement supersedes in its entirety the related pricing supplement dated May 25, 2010 for the Securities. We refer to this amended pricing supplement as the “pricing supplement”.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the shares of Market Vectors Gold Miners ETF®	$4,398,990	$10.00	$54,987.38	$0.125	$4,344,002.62	$9.875

UBS Financial Services Inc.	UBS Investment Bank

Pricing supplement dated May 25, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	AOS CP product supplement dated April 15, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000178/c178693_690467-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated April 15, 2010, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

This amended and restated pricing supplement amends and restates and supersedes the pricing supplement related hereto dated May 25, 2010 in its entirety.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 70% of the Starting Price on the Final Valuation Date
♦	You seek exposure to the gold and silver ore mining industry
♦	You believe the underlying equity will close at or above the Starting Price on one of the specified Observation Dates
♦	You are willing to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity, a term of 12 months
♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the applicable Call Return, an annualized return of 29.50%
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are willing to make an investment where you could lose some or all of your principal
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 70% of the Starting Price on the Final Valuation Date
♦	You do not seek exposure to the gold and silver ore mining industry
♦	You seek an investment that is 100% principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the applicable Call Return, an annualized return of 29.50%
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with UBS, as Issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Issue Price	$10.00 per Security
Term	12 months, unless called earlier
Underlying Equity	Market Vectors Gold Miners ETF®
Call Feature	The Securities will be called if the closing price of the underlying equity on any Observation Date is at or above the Starting Price
Observation Dates	Monthly, on June 24, 2010, July 26, 2010, August 25, 2010, September 24, 2010, October 25, 2010, November 23, 2010, December 27, 2010, January 25, 2011, February 22, 2011, March 25, 2011, April 25, 2011, and May 25, 2011.(1)
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return, at an annualized rate of 29.50%.
Observation Date	*Call Return (29.50% per annum)	*Call Price (per $10.00)
June 24, 2010	2.46%	$10.25
July 26, 2010	4.92%	$10.49
August 25, 2010	7.38%	$10.74
September 24, 2010	9.83%	$10.98
October 25, 2010	12.29%	$11.23
November 23, 2010	14.75%	$11.48
December 27, 2010	17.21%	$11.72
January 25, 2011	19.67%	$11.97
February 22, 2011	22.13%	$12.21
March 25, 2011	24.58%	$12.46
April 25, 2011	27.04%	$12.70
May 25, 2011	29.50%	$12.95
*	Call Return and Call Price amounts have been rounded for ease of analysis

Payment at Maturity (per Security)	If the Securities are not called and the Ending Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per Security.(2)
If the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment per Security on the Maturity Date equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	$34.27, which is 70% of the Starting Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the AOS CP product supplement)
Starting Price	$48.95, which is the closing price of the underlying equity on the Trade Date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the AOS CP product supplement)
Ending Price	The closing price of the underlying equity on the Final Valuation Date
Determining Payment upon an Automatic Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

(1)	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-25.
(2)	Contingent protection is provided by UBS, as issuer, and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$48.95
Call Return:	29.50% per annum (or 2.46% per month)
Observation Dates:	Monthly
Trigger Price:	$34.27 (which is 70.00% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$60.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.25

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.25 per $10.00 principal amount (2.46% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$60.00 (at or above Starting Price, Securities are called)

Call Price (per $10.00):	$12.95

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $12.95 per $10.00 principal amount (29.50% return on the Securities).

Example 3 — Securities are NOT Called and the Ending Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (below Starting Price, but above Trigger Price, Securities NOT called)

Call Price (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called and the Ending Price is above or equal to the Trigger Price on the Final Valuation Date.

Example 4 — Securities are NOT Called and the Ending Price is below the Trigger Price on the Final Valuation Date.

Closing Price at first Observation Date:	$45.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$30.00 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$24.48 (below Starting Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 50%)
$5.00

Since the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, at maturity you will receive a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying equity increases in value as determined on the Observation Dates, or if the Securities are not called on any Observation Date, whether the Trigger Price is breached on the Final Valuation Date and, if so, the extent to which the Underlying Return is negative. If (i) the Securities are not called on any Observation Date and (ii) the Ending Price is below the Trigger Price on the Final Valuation Date, you will lose some or all of your principal investment.
♦	The automatic call feature does not allow for participation in the potential appreciation of the underlying equity — The appreciation potential of the Securities is limited to the specified Call Return, regardless of the appreciation of the underlying equity. In addition, the Call Price will also be based in part on the amount of time the Securities have been outstanding. As a result, the Call Price payable on Securities subject to an automatic call in respect of any Observation Date may be less than the Call Price that would have been payable if the Securities had been called on a later Observation Date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event that your Securities become subject to an automatic call.
♦	If the Securities are not called on any Observation Date, the amount you receive on the Securities at maturity will never exceed their stated principal amount — If the Securities are not called on any Observation Date, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the risk of a decline in the price of the underlying equity.
♦	The probability that the Securities will be called or that the Ending Price will fall below the Trigger Price will depend on volatility — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. If the underlying equity has historically experienced significant volatility, there is a higher probability that the Securities will be called earlier or that the Ending Price will fall below the Trigger Price on the Final Valuation Date. As a result, you may have a lower return on your Securities or you may even lose some or all of your investment.
♦	No interest payments — You will not receive any interest payments on the Securities.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.
♦	Single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares or American depositary receipts make up the components of the NYSE Arca Gold Miners Index.
♦	Since its inception, the underlying equity has experienced periods of significant volatility — If the underlying equity continues to experience significant volatility, the likelihood increases that your Securities will be called before the Maturity Date, limiting your appreciation potential such that your Call Return might be significantly lower than your maximum potential Call Return, or if your Securities are not called, that the Ending Price will be below the Trigger Price on the Final Valuation Date, eliminating your contingent protection feature and exposing you to the loss of some or all of your principal investment if the Underlying Return is negative.
♦	The value of the underlying equity may not completely track the value of the shares of the securities in which the underlying equity invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the shares of the securities in which the underlying equity invests, the value of the underlying equity may not completely track the value of the shares of the securities in which the underlying equity invests. The value of the underlying equity will reflect transaction costs and fees that the shares of the securities in which the underlying equity invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the underlying equity may fluctuate with changes in the market value of the underlying equity’s securities holdings. The market price of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of the underlying equity may differ from its NAV per share; shares of the underlying equity may trade at, above or below their NAV per share.

♦	Failure of the underlying equity to track the level of the NYSE Arca Gold Miners Index — While the shares of the underlying equity are designed and intended to track the level of the NYSE Arca Gold Miners Index, various factors, including fees and other transaction costs, will prevent the shares of the underlying equity from correlating exactly with changes in the level of the NYSE Arca Gold Miners Index. Accordingly, the performance of the underlying equity will not be equal to the performance of the NYSE Arca Gold Miners Index during the term of the Securities.
♦	Risks associated with the gold and silver mining industries — All or substantially all of the equity securities held by the underlying equity are issued by gold or silver mining companies. Because the Securities are linked to the performance of the underlying equity, an investment in these Securities will be concentrated in the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.
♦	Relationship to gold bullion — The underlying equity measures the performance of shares of gold and silver mining companies and not gold bullion. The underlying equity may under- or over-perform gold bullion over the short-term or the long-term.
♦	Anti-dilution protection is limited — For certain adjustment events affecting the underlying equity, the Calculation Agent may make adjustments to the Starting Price and Trigger Price applicable to such underlying equity. However, the Calculation Agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this AOS CP product supplement as necessary to achieve an equitable result.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity, the Index, or securities constituting the assets of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying equity and therefore the market value of the Securities.
♦	Industry concentration — The common stocks and American depositary receipts included in the underlying equity are concentrated in the gold and silver mining industries. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the gold and silver mining sector.
♦	Limited operating history — The underlying equity has a limited operating history, having commenced on May 22, 2006. Although the shares of the underlying equity are listed for trading, there is no assurance that an active trading market will continue for the shares of the underlying equity or that there will be liquidity in the trading market, which could have a negative affect on the market value of shares (if any) that you could receive at maturity.
♦	UBS cannot control actions by the underlying equity issuer, which may adjust the underlying equity in a way that could adversely affect the value of the Securities and the amount payable on the Securities, and the underlying equity issuer has no obligation to consider your interest — The policies of the underlying equity issuer concerning the calculation of the underlying equity’s net asset value, additions, deletions or substitutions of common stocks held by the underlying equity and the manner in which changes affecting the underlying index are reflected in the underlying equity could affect the market price of shares of the underlying equity and, therefore, the amount payable on the Securities at maturity.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.
Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equity contained in this pricing supplement. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first calendar quarter of 2010, where available. Partial data is provided for the second calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Market Vectors Gold Miners ETF®

We have derived all information contained in this pricing supplement regarding the underlying equity and the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust, Van Eck Securities Corporation, and Van Eck Associates Corporation (“Van Eck”). We make no representations or warranty as to the accuracy or completeness of the information derived from public sources.

The Market Vectors Gold Miners ETF® (the “underlying equity”) is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck Associates Corporation. The Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the underlying equity. The underlying equity is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The underlying equity seeks to replicate as closely as possible the performance of the NYSE Arca Gold Miners Index (the “Index”) by investing in a portfolio of securities that generally replicates the Index.

The Index, calculated by NYSE Arca, is a modified market capitalization-weighted index consisting of common stocks and American depository receipts (“ADRs”) of publicly traded companies involved primarily in mining for gold. The Index includes common stocks and ADRs of selected companies with market capitalizations greater than $100 million that have an average daily volume of at least 50,000 shares over the past six months. The underlying equity is passively managed and may not hold each Index component in the same weighting as the Index.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-123257 and 811-10325, respectively, or CIK code 0001137360 through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement or any accompanying prospectus.

The payment you receive at maturity on the Securities will be based on the value of the shares of the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the primary exchange for the underlying equity, as reported by Bloomberg L.P. The closing price of the underlying equity on May 25, 2010 was $48.95. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/22/2006	6/30/2006	$39.14	$32.25	$38.70
7/3/2006	9/29/2006	$42.10	$34.31	$35.65
10/2/2006	12/29/2006	$42.12	$33.46	$39.91
1/3/2007	3/30/2007	$42.28	$36.67	$39.42
4/2/2007	6/29/2007	$42.74	$37.03	$37.89
7/2/2007	9/28/2007	$45.80	$34.65	$45.10
10/1/2007	12/31/2007	$52.48	$42.64	$45.85
1/2/2008	3/31/2008	$56.29	$46.50	$47.75
4/1/2008	6/30/2008	$51.40	$42.38	$48.52
7/1/2008	9/30/2008	$50.84	$27.95	$34.08
10/1/2008	12/31/2008	$33.96	$16.38	$33.88
1/2/2009	3/31/2009	$38.57	$28.20	$36.88
4/1/2009	6/30/2009	$44.55	$30.95	$37.76
7/1/2009	9/30/2009	$48.00	$35.14	$45.29
10/1/2009	12/31/2009	$54.78	$41.87	$46.21
1/4/2010	3/31/2010	$50.17	$40.22	$44.41
4/1/2010*	5/25/2010*	$53.43	$46.36	$48.95
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through May 25, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The graph below illustrates the performance of the underlying equity from May 31, 2006 to May 25, 2010, assuming a Starting Price of $48.95, which was the closing price of the underlying equity on May 25, 2010, and a Trigger Price of $34.27, which is equal to 70% of the Starting Price.

Source: Bloomberg L.P.
Historical prices of the underlying equity should not be taken as an indication of future performance.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-40 of the AOS CP product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-41 of the AOS CP product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

It is possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, call or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the underlying equity on the date that you purchased your Securities and sold such interest in the underlying equity on the date of the sale or maturity of the Securities.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-40 of the AOS CP product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets. Under recently enacted legislation, effective for taxable years beginning after March 18, 2010, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2009	CHF	USD
	(in millions)
Debt
Debt issued(1)	230,526	222,648
Total Debt	230,526	222,648
Minority Interest(2)	7,620	7,360
Shareholders’ Equity	41,013	39,612
Total capitalization	279,159	269,620

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust Preferred Securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96583 (the exchange rate in effect as of December 31, 2009).

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of this final pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.